As Filed with the Securities and Exchange Commission on October 28, 2009

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GLAXOSMITHKLINE PLC
(Exact name of registrant as specified in charter)

England and Wales	98-0607772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
980 Great West Road
Brentford
Middlesex England
TW8 9GS
(Address of principal executive offices)
GlaxoSmithKline Retirement Savings Plan
GSK Puerto Rico Retirement Savings Plan
GlaxoSmithKline 2009 Share Option Plan
GlaxoSmithKline 2009 Performance Share Plan
GlaxoSmithKline 2009 Share Value Plan
GSK Research & Development Employee Inventor Award Programme
(Full title of the plans)
William J. Mosher, Esquire
c/o GlaxoSmithKline LLC
One Franklin Plaza
P.O. Box 7929, FP2355
Philadelphia, PA 19101
(Name and address of agent for service)
(215) 751-5046
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	maximum
Title of securities	Amount to be	maximum offering	aggregate	Amount of
to be registered	registered (2)(3)	price per unit (4)	offering price(4)	registration fee(4)
Ordinary Shares, nominal value 25 pence	2,464,786	$18.49	$45,573,893	$2,543.02
per share (“Ordinary Shares”) (1)(5)	247,135,214	$20.25	$5,004,488,084	$279,250.44
Total	249,600,000		$5,050,061,977	$281,793.46

(1)	American Depositary Receipts evidencing American Depositary Shares issuable on deposit of the Ordinary Shares of GlaxoSmithKline plc (the “Registrant”) have been registered pursuant to a separate Registration Statement on Form F-6 (No. 333-148017) filed with the Commission on December 12, 2007. Each American Depositary Share represents two Ordinary Shares.

(2)	This Registration Statement on Form S-8 (the “Registration Statement”) registers the issuance of 249,600,000 ordinary shares, nominal value 25 pence per share (the “Ordinary Shares”) of the Registrant, of which 45,000,000 are issuable pursuant to the GlaxoSmithKline 2009 Share Option Plan, 12,500,000 are issuable pursuant to the GlaxoSmithKline 2009 Performance Share Plan, 65,000,000 are issuable pursuant to the GlaxoSmithKline Retirement Savings Plan, 1,500,000 are issuable pursuant to the GSK Puerto Rico Retirement Savings Plan, 125,500,000 are issuable pursuant to the GlaxoSmithKline 2009 Share Value Plan and 100,000 are issuable pursuant to the GSK Research & Development Employee Inventor Award Programme (collectively, the “Plans”).

(3)	This Registration Statement shall also cover any additional shares of Ordinary Shares which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt by the Registrant of consideration which results in an increase in the number of outstanding shares of Registrant’s Ordinary Shares.

(4)	The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), based on (i) the weighted average exercise price of $18.49 with respect to 2,464,786 Ordinary Shares (represented by a corresponding number of American Depositary Shares) subject to stock options and restricted stock units awarded under the GlaxoSmithKline 2009 Share Option Plan, GlaxoSmithKline 2009 Performance Share Plan and GlaxoSmithKline 2009 Share Value Plan prior to the date of this Registration Statement, and (ii) the average of the high and low sales prices of Ordinary Shares on the London Stock Exchange on October 23, 2009, using an exchange rate of $1.6340 per £ (as reported in the online edition of the Financial Times dated October 23, 2009), and are being utilized solely for the purpose of calculating the registration fee.

(5)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the GlaxoSmithKline Retirement Savings Plan or the GSK Puerto Rico Retirement Savings Plan.

Part I Information Required in the Section 10(a) Prospectus
Part II Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption From Registration Claimed
Item 8. Exhibits.
Item 9 Undertakings.
SIGNATURES
EXHIBIT INDEX
EX-4.3
EX-4.4
EX-4.5
EX-4.7
EX-4.8
EX-4.9
EX-4.10
EX-4.11
EX-4.12
EX-4.13
EX-5.1
EX-5.2
EX-23.1

EXPLANATORY NOTE
As a result of the consummation on December 27, 2000 of the merger transaction between Glaxo Wellcome plc (“GW”) and SmithKline Beecham plc (“SB”), GlaxoSmithKline plc (the “Registrant”) acquired GW and SB. The Registrant subsequently filed with the Securities and Exchange Commission (the “Commission”) Form S-8 (No. 333-13022) to register shares previously covered by then-effective GW and SB equity compensation plans, including the GlaxoSmithKline Retirement Savings Plan (the “Retirement Savings Plan”), formerly known as the SmithKline Beecham Retirement Savings Plan, and the GSK Puerto Rico Retirement Savings Plan (the “Puerto Rico Retirement Savings Plan”), formerly known as the SB Puerto Rico Retirement Savings Plan.
Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional 65,000,000 shares of the Registrant’s Ordinary Shares, which are securities of the same class and relate to the same employee benefit plan, the Retirement Savings Plan, as those shares registered on the Registrant’s registration statement on Form S-8 previously filed with the Commission on December 27, 2000 (Registration No. 333-13022), which is hereby incorporated by reference.
Pursuant to General Instruction E of Form S-8, this Registration Statement is also being filed in order to register an additional 1,500,000 shares of the Registrant’s Ordinary Shares, which are securities of the same class and relate to the same employee benefit plan, the Puerto Rico Retirement Savings Plan, as those shares registered on the Registrant’s registration statement on Form S-8 previously filed with the Commission on December 27, 2000 (Registration No. 333-13022), which is hereby incorporated by reference.
This Registration Statement is also being filed in order to register 45,000,000 shares of the Registrant’s Ordinary Shares issuable under the GlaxoSmithKline 2009 Share Option Plan (the “Share Option Plan”), 12,500,000 shares issuable under the GlaxoSmithKline 2009 Performance Share Plan (the “Performance Share Plan”), 125,500,000 shares issuable under the GlaxoSmithKline 2009 Share Value Plan (the “Share Value Plan”) and 100,000 shares issuable under the GSK Research & Development Employee Inventor Award Programme (the “Inventor Award Programme”).
This Registration Statement is also being filed in order to file, as exhibits, certain amendments to the Retirement Savings Plan and Puerto Rico Retirement Savings Plan.
Part I
Information Required in the Section 10(a) Prospectus
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.
Part II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by Registrant with the Commission are hereby incorporated by reference to this registration statement:
(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 (the “2008 Annual Report”).
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities
The securities registered by this Registration Statement are Registrant’s Ordinary Shares, nominal value 25 pence, which are listed on the London Stock Exchange. The Ordinary Shares registered by this Registration Statement may be purchased only through exercise of Options granted under the Plans.
(a) Dividend Rights.
          Holders of Ordinary Shares are entitled to dividends when declared by Registrant’s Board of Directors (“Directors”) or by resolution of Registrant’s shareholders. Dividends may be paid in whatever currency chosen by the Directors. Dividends are generally paid pro rata according to the amounts paid up on each Share during the period in respect of which the dividends are paid.
          Upon approval by the Directors and Registrant’s shareholders, specific assets held by Registrant may be paid as dividends. Upon approval of the holders of Ordinary Shares by ordinary resolution, the Directors can offer shareholders the ability to receive cash dividends in cash or in Ordinary Shares.
          Dividends must be paid out of Registrant’s profits available for distribution. Registrant may deduct any amounts owed to Registrant from a holder of Ordinary Shares relating to such Shares (for example, for unpaid calls as outlined below) from any dividends due to such holder.
          The Directors may withhold payment of dividends to any holder of 0.25 percent or more of the existing Ordinary Shares who has not provided information concerning the holder’s interests in his or her Shares as required by the United Kingdom Companies Act 2006 (“Companies Act”) for a period of fourteen days.
          Dividends unclaimed for 12 years after authorized by Registrant will be forfeited.
(b) Voting Rights.
          Each Ordinary Share receives one vote. Votes may be entered by the shareholder or via proxy. “Ordinary resolutions” under consideration at general meetings of Registrant’s shareholders are decided by simple majority vote of the shareholders entitled to vote at such meeting.
          A “special resolution” requires an affirmative vote of at least 75% of the votes cast. The notice must describe the vote as being subject to passage by special resolution.
          Unless the Directors decide otherwise, holders of Ordinary Shares that have not paid all calls and sums payable to Registrant relating to any Shares may not vote those Shares. Additionally, any holder who has not provided information concerning the holder’s interests in his or her Shares as required by the Companies Act for a period of fourteen days may not vote any shares of Registrant, unless decided otherwise by the Directors.
          To modify the rights granted to Ordinary Shares, either:
•	the written consent of three-quarters in nominal value of the issued Ordinary Shares is required; or

•	a special resolution must be passed at a separate meeting of all holders of Ordinary Shares.
          The holders of Ordinary Shares may, by ordinary resolution:
•	Increase Registrant’s share capital;

•	Consolidate and divide all or any of Registrant’s shares into shares of a larger nominal amount;

•	Cancel any shares not taken or agreed to be taken by any person;

•	Subdivide Registrant’s shares into shares of a smaller nominal amount;

•	Vary the maximum or minimum number of Directors;

•	Elect, remove and appoint replacement Directors;

•	Specify the allocation of fees paid to the Directors for their services as Directors;

•	Authorize the Directors to offer holders of Ordinary Shares the right to choose to receive new Ordinary Shares instead of their cash dividends;

•	Declare dividends on Ordinary Shares, but such dividends may not exceed the amount recommended by the Directors;

•	Divide among Registrant’s shareholders all or any part of the specific assets of the Registrant; or

•	Upon recommendation of the Directors, direct that dividends be paid on Ordinary Shares by distributing specific assets of Registrant.
          The holders of Ordinary Shares may, by special resolution:
•	Empower a liquidator to divide all or part of the Registrant’s specific assets among such holders of Ordinary Shares as the liquidator deems fair;

•	Reduce Registrant’s share capital;

•	Reduce any capital redemption reserve (a reserve of funds which Registrant may have set up to keep its capital base when shares are repurchased by Registrant);

•	Reduce any share premium account (a reserve account established and funded by amounts paid above the nominal value of Registrant’s shares);

•	Reduce other undistributable reserves; or

•	Regulate the management of Registrant’s business by the Directors.

(c) Classification of Directors.
          The Directors are divided into two classes, executive directors and non-executive directors. Executive directors are also full-time employees of Registrant, while non-executive directors are not so employed. There is no other difference between executive directors and non-executive directors.
(d) Liquidation Rights.
          The holders of Ordinary Shares may participate in any surplus assets in a winding-up in proportion to their holdings of Ordinary Shares. If approved by special resolution of the holders of Ordinary Shares, a liquidator may divide all or part of the Registrant’s specific assets among such holders as the liquidator deems fair.
(e) Liabilities for Calls and Assessments.
          The Directors may call on Registrant’s shareholders to pay any money which has not been paid to Registrant for their shares. Failure to pay amounts called:
•	results in a first-priority lien in favor of the Registrant upon the Shares;

•	may result in forfeiture of the Shares if the Directors decide to sell the Shares to enforce the lien fourteen days after written notice to the holder;

•	may result in forfeiture of voting rights as outlined in (b) above; and

•	may result in forfeiture of the shares after written notice.
          If dividends are declared on any Shares which have not been fully paid, the dividends may be reduced by the amount of the call outstanding, as outlined in (a) above.
          The Ordinary Shares registered by this Registration Statement are not subject to any call rights beyond the purchaser’s obligation to pay the initial acquisition price of the Ordinary Shares.
(f) Restrictions on Alienation.
          Fully-paid Ordinary Shares evidenced by certificates may be transferred in any usual form or another form approved by the Directors. Ordinary Shares which are not fully paid are subject to a first-priority lien in favor of the Registrant and the Directors may decline to transfer any such Shares.
          The Directors may also decline any transfer which is:
•	in favor of five or more transferees;

•	concerns more than one class of Registrant’s shares on a single transfer form; or

•	requested by a holder who has not provided information concerning the holder’s interests in his or her Shares as required by the Companies Act.
          The Directors may suspend registration of transfers at any time but the suspensions may not exceed 30 days in any year.

(g) Unequal Treatment of Substantial Shareholders.
          The Directors may withhold payment of dividends to any holder of 0.25 percent or more of the existing Ordinary Shares who has not provided information concerning the holder’s interests in his or her Shares as required by the Companies Act for a period of fourteen days as outlined in (a) above. Furthermore, the holder is not entitled to receive shares of Registrant in lieu of the dividends. Lastly, the Directors may also decline to transfer any Shares of such holder as outlined in (f) above.
(h) Ownership and Voting Limitations on Non-Resident Owners.
          There are no limitations relating only to non-residents of the United Kingdom under English law or the Registrant’s Memorandum and Articles of Association on the right to be a holder of, and to vote in respect of, Registrant’s Ordinary Shares.
(i) United Kingdom Laws Affecting Dividends Paid to Non-Residents.
          There are currently no United Kingdom laws, decrees or regulations affecting the remittance of dividends or other payments to holders of Registrant’s Ordinary Shares who are non-residents of the United Kingdom, except as outlined in (k) below.
(j) United Kingdom Tax Effects on United States Owners.
          United Kingdom taxes will be assessed and withheld from participants who are considered United States residents (“U.S. Participants”). U.S. Participants are generally not subject to United Kingdom capital gains tax or United Kingdom inheritance tax.
          A sale of Ordinary Shares by a U.S. Participant is subject to United Kingdom stamp duty, or stamp duty reserve tax (“SDRT”), as applicable. The minimum stamp duty liability is five pounds Sterling (L5). Currently, SDRT is assessed at a rate of 0.5% of the purchase price.
(k) Reciprocal Tax Treaties Affecting Withholding.
          None.
Item 5. Interests of Named Experts and Counsel
None.
Item 6. Indemnification of Directors and Officers
English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company. However, English law does permit a company to purchase insurance for its directors and officers against such liabilities. In addition, a company may exempt or indemnity a director or officer against any liability to a third party, or indemnify a director or officer acting as a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme, but only in the event that such liability is incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court.
Item 7. Exemption From Registration Claimed
Not applicable.
Item 8. Exhibits.
3.1	Memorandum and Articles of Association of GlaxoSmithKline plc (incorporated by reference to Exhibit No. 1.1 of the Annual Report on Form 20-F of GlaxoSmithKline plc, for the year ended December 31, 2008).

4.1	Deposit Agreement among GlaxoSmithKline plc and The Bank of New York, as Depositary, and the holders from time to time of the American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Registration Statement on Form F-6, Registration No. 333-148017).

4.2	GlaxoSmithKline Retirement Savings Plan (incorporated by reference to Exhibit No. 4.6 of the Registration Statement of GlaxoSmithKline plc on Form S-8, Registration No. 333-13022).

4.3	Amendment No. 1 to GlaxoSmithKline Retirement Savings Plan.

4.4	Amendment No. 2 to GlaxoSmithKline Retirement Savings Plan.

4.5	Amendment No. 3 to GlaxoSmithKline Retirement Savings Plan.

4.6	GSK Puerto Rico Retirement Savings Plan (incorporated by reference to Exhibit No. 4.9 of the Registration Statement of GlaxoSmithKline plc on Form S-8, Registration No. 333-13022).

4.7	Amendment No. 1 to GSK Puerto Rico Retirement Savings Plan.

4.8	Amendment No. 2 to GSK Puerto Rico Retirement Savings Plan.

4.9	Amendment No. 3 to GSK Puerto Rico Retirement Savings Plan.

4.10	GlaxoSmithKline 2009 Share Option Plan.

4.11	GlaxoSmithKline 2009 Performance Share Plan.

4.12	GlaxoSmithKline 2009 Share Value Plan.

4.13	GSK Research & Development Employee Inventor Award Programme

5.1	Opinion of Linklaters.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of PricewaterhouseCoopers (filed herewith).

23.2	Consent of Linklaters (contained in Exhibit 5.1).

24.1	Power of Attorney (contained in the signature pages hereto).

Item 9 Undertakings.
Item 512(a) of Regulation S-K
          The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
          provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Item 512(b) of Regulation S-K
          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Pennsylvania, on October 28, 2009.

GLAXOSMITHKLINE PLC
/s/ William J. Mosher
William J. Mosher, Authorized U.S. Representative

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William J. Mosher, Victoria A. Whyte and Justin T. Huang (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sir Christopher Gent	Chairman; Director	October 1, 2009
Sir Christopher Gent

/s/ Andrew Witty	Chief Executive Officer; Director	October 1, 2009
Andrew Witty

/s/ Professor Sir Roy Anderson	Director	October 1, 2009
Professor Sir Roy Anderson

Signature	Title	Date

/s/ Dr. Stephanie Burns	Director	October 1, 2009
Dr. Stephanie Burns

/s/ Lawrence Culp	Director	October 1, 2009
Lawrence Culp

/s/ Sir Crispin Davis	Director	October 1, 2009
Sir Crispin Davis

/s/ Tom de Swaan	Director	October 1, 2009
Tom de Swaan

/s/ Julian Heslop	Chief Financial Officer; Director	October 1, 2009
Julian Heslop

/s/ Sir Deryck Maughan	Director	October 1, 2009
Sir Deryck Maughan

/s/ James Murdoch	Director	October 1, 2009
James Murdoch

/s/ Dr. Daniel Podolsky	Director	October 1, 2009
Dr. Daniel Podolsky

/s/ Dr. Moncef Slaoui	Chairman Research & Development;	October 1, 2009
Dr. Moncef Slaoui	Director

/s/ Sir Robert Wilson	Director	October 1, 2009
Sir Robert Wilson

EXHIBIT INDEX

Exhibit	Exhibit
Number	Description

4.3	Amendment No. 1 to GlaxoSmithKline Retirement Savings Plan.

4.4	Amendment No. 2 to GlaxoSmithKline Retirement Savings Plan.

4.5	Amendment No. 3 to GlaxoSmithKline Retirement Savings Plan.

4.7	Amendment No. 1 to GSK Puerto Rico Retirement Savings Plan.

4.8	Amendment No. 2 to GSK Puerto Rico Retirement Savings Plan.

4.9	Amendment No. 3 to GSK Puerto Rico Retirement Savings Plan.

4.10	GlaxoSmithKline 2009 Share Option Plan.

4.11	GlaxoSmithKline 2009 Performance Share Plan .

4.12	GlaxoSmithKline 2009 Share Value Plan.

4.13	GSK Research & Development Employee Inventor Award Programme

5.1	Opinion of Linklaters.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Pricewaterhouse Coopers LLP.

23.2	Consent of Linklaters (contained in Exhibit 5.1).

24.1	Power of Attorney (contained in the signature pages hereto).